Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com
Heska Corporation Reports Fourth Quarter and Full Year 2021 Results
Full Year Sales Up 28.6% to $253.7 Million, Record Quarterly Revenue $68.1 Million
Full Year North America Lab Consumables Sales Up 21.5%, Full Year Subscriptions Up 25%
LOVELAND, CO, February 28, 2022 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading global provider of advanced veterinary diagnostic and specialty products, reported financial results in two segments (North America and International) for its fourth quarter and full year ended December 31, 2021. In this release, Point of Care is “POC”, Pharmaceuticals, Vaccines and Diagnostics is “PVD”, Other Vaccines and Pharmaceuticals is “OVP”, scil animal care company GmbH is “scil”, and basis points is “bps”.
Report Highlights
•Full year active subscriptions up 25%. Nearly all subscriptions metrics outpaced 2021 Outlook.
•Over 100 Element AIMTM installations in Q4, ahead of Company expectations.
•North America POC Lab Consumables sales up 13.2% in Q4 and up 21.5% for full year, ahead of 2021 Outlook (greater than 20%). International POC Lab Consumables sales up 42.2% for full year, ahead of 2021 Outlook (greater than 35%).
•Consolidated gross margin year over year up 50 bps to 41.7%. Gross margin for International up 230 bps year over year to 33.1% and North America up 40 bps year over year to 46.8%.
•2022 Outlook reported revenue growth of 13%-17%. 2022 Outlook North America POC Lab Consumables sales growth rate of 15%-20%.
Kevin Wilson, Heska’s Chief Executive Officer and President commented, “What a great year. With so much to say, I will try to keep it concise. The take-home is simple: Heska is a far, far stronger company than we were a year ago- nearly every key metric and strategic initiative is substantially better than at any other time. Sales are up. Margin is up. We are selling more of the ‘right things’ (consumables) the ‘right way’ (subscriptions). North America POC Lab Consumables grew 21.5% for the year. International POC Lab Consumables grew 42.2%. We ended the year with more subscribers than we began the year. Contract Subscription Value (“CSV”) rose 34% to outpace expectations by more than $20 million. North America

Average Monthly CSV rose 22% ($1,357) from last year and is up 94% (from $701) or 12% compound annual growth rate since 2015. After our first full year of International subscriptions and ownership of scil, our 2021 International Average Monthly CSV is $671 and revenue and margins have met my goals. We continue to see opportunity to grow our subscriptions success and utilization in both of our segments.”
“Our end markets are in good shape. After thirty years in the industry, it’s clear to me there’s nowhere I’d rather be for consistent outperformance in sunny and stormy times than veterinary healthcare, which most analysts agree is in the first half of a multi-decade growth trend,” continued Mr. Wilson. “And Heska sits central to perhaps the best place (diagnostics and informatics) within that market. Our strategic plan and business model continue to work- we haven’t ‘pivoted’ or wavered over the years. What we have done is win a top three position in key markets for diagnostics under subscription, double our geography and revenue lines’ total addressable market, create exclusive innovations, build a super balance sheet, and assemble a great asset, team, and unique set of capabilities, organically and through smart acquisitions, licensing and internal R&D investments that are now yielding major launches like Element AIMTM, the world’s first and only automated, point of care urine and fecal AI diagnostics platform. In 2021 we leapfrogged a full year of our long-term sales target. At the same time, Heska added telemedicine specialty services, European central reference laboratory services, rapids single-use diagnostics, and Practice Information Management Software (PIMS) to our offerings to drive 2022 and beyond. Heska now has the necessary pieces and geographies to be just one of two or three companies in the world with a legitimate claim to a complete veterinary diagnostics and informatics bundle that can be profitably scaled under subscriptions into multiple continents.”
“The pet industry experienced great growth in 2021,” continued Mr. Wilson. “As the market normalizes off a higher base to historically strong levels, for Heska, we expect 2022 to build upon last year’s records and successes- this is reflected in our Outlook for 13% to 17% consolidated revenue growth,” concluded Mr. Wilson. “I believe Heska is the most interesting opportunity in veterinary healthcare today. Heska is a far, far stronger company than we were a year ago… and I expect to again report to you with these same words, front and center, this time next year.”

Fourth Quarter and Full Year 2021 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
Consolidated Revenue	$68.1	5.8%	$253.7	28.6%
North America Revenue	$43.3	8.3%	$158.9	21.2%
International Revenue	$24.8	1.8%	$94.8	43.1%

	Q4 (%)	Q4 YOY bps	FY (%)	FY YOY bps
Consolidated Gross Margin	40.9%	(40)	41.7%	50
Net Margin[1]	(0.2)%	(470)	0.1%	720
Adjusted EBITDA Margin[2]	10.7%	(270)	11.7%	40

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
Net loss attributable to Heska	$(0.6)	(122.5)%	$(1.1)	92.0%
Net (loss) income	$(0.1)	(103.8)%	$0.1	100.9%
Adjusted EBITDA[2]	$7.3	(15.4)%	$29.7	33.2%
EPS, Diluted	$(0.05)	(120.0)%	$(0.11)	93.4%
Non-GAAP EPS, Diluted[2]	$0.35	(51.4)%	$1.61	117.6%
1 Net margin represents the ratio of net (loss) income to revenue. 2 See “Use of Non-GAAP Financial Measures” and related reconciliations provided below.
POC Lab Diagnostics
POC Lab Diagnostics Subscriptions 2021. POC Lab Diagnostics is Heska’s largest, highest margin, and fastest growing business. Heska outperformed key 2021 Outlook subscription metrics, including: (1) Active Subscriptions to 3,717 (+25%), (2) Months Under Subscription to 155,022 (+24%), and (3) Minimum CSV to $176.6 million (+34% versus 2021 Outlook for +17%). Several factors contributed to the showing, including solid end market demand, healthy install base and retention, positive new analyzer adoption and mix, above target success with high volume hospitals, positive pricing, and confidence from existing and new subscribers to increase utilization commitments for Heska diagnostics products over long time periods.

POC Lab Diagnostics Subscriptions

Year	Active Subscriptions	% Growth	Months Under Subscription	% Growth	Min CSV (Million)[1]	% Growth
2013	370
2014	730	97%
2015	1,235	69%	54,200		$38.0
2016	1,665	35%	68,750	27%	$51.0	34%
2017	1,950	17%	75,950	10%	$56.4	11%
2018	2,175	12%	90,844	20%	$71.9	28%
2019	2,376	9%	100,249	10%	$101.6	41%
2020 Total Actual	2,980	25%	124,695	24%	$131.4	29%
2020 North America	2,645	11%	109,141	9%	$121.0	19%
2020 International	335		15,554		$10.4
2021 Total Outlook	3,715	25%	154,964	24%	$154.1	17%
2021 North America Outlook	2,880	9%	118,964	9%	$130.0	7%
2021 International Outlook	835	149%	36,000	131%	$24.1	132%
2021 Total Actual	3,717	25%	155,022	24%	$176.6	34%
2021 North America	2,793	6%	105,845	(3)%	$143.6	19%
2021 International	924	176%	49,177	216%	$33.0	218%
2022 Total Outlook	4,650	25%	192,500	24%	$219.0	24%
2022 North America Outlook	2,950	6%	112,500	6%	$165.0	15%
2022 International Outlook	1,700	84%	80,000	63%	$54.0	64%
1 Contract subscription value includes individual subscriber minimums as estimates for corporate sites active.
POC Lab Diagnostics Subscriptions 2022 Outlook. Heska anticipates a continuation of subscriptions growth in 2022, similar to 2021, with steady gains in North America combined with significant expansion of subscriptions in our International segment to achieve in 2022: (1) Active Subscriptions to 4,650 (+25%), (2) Months Under Subscription to 192,500 (+24%), and (3) Minimum CSV to $219.0 million (+24%). Regarding International segment subscriptions in 2022, today Heska has a much better starting International advantage than it did in North America where the Company made a similar effort in 2013-2015. This leads us to continue to forecast faster International subscriptions growth than our historical North America 2013-2015 actuals. While the accounting for this International conversion to subscriptions may tend to reduce gross margin in the near term due to new subscriptions’ lower margin equipment recognition and also may tend to reduce reported sales from subscriptions consumables in the near term as we share savings with end users converting to subscription, we expect to continue to see positive gross margin and revenue expansion in our International segment’s POC Lab Diagnostics for 2022.

Fourth Quarter and Full Year Financial Results
Revenue
North America Segment Revenue

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
North America Revenue	$43.3	8.3%	$158.9	21.2%
POC Lab Instruments & Other	$4.8	11.7%	$14.8	8.6%
POC Lab Consumables	$18.1	13.2%	$72.0	21.5%
POC Imaging	$8.3	7.1%	$29.5	42.9%
PVD[1]	$7.6	51.7%	$24.9	25.9%
OVP[2]	$4.5	(35.0)%	$17.6	(0.5)%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm and Allercept® allergy testing and therapeutics.
2 "OVP" is former Other Vaccines and Pharmaceuticals segment contract manufacturing products.
Note: Numbers may not foot due to rounding.
International Segment Revenue

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
International Revenue	$24.8	1.8%	$94.8	43.1%
POC Lab Instruments & Other	$4.2	73.4%	$15.0	92.8%
POC Lab Consumables	$10.6	(2.8)%	$46.0	42.2%
POC Imaging	$8.7	(10.6)%	$28.5	26.4%
PVD[1]	$1.2	0.7%	$5.3	48.8%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
Note: Numbers may not foot due to rounding.
Profitability
Full year consolidated gross margin improved approximately 50 bps to 41.7%. North America gross margin expanded approximately 30 bps to 46.8%. Increased sales of higher margin consumables driven by increased price and utilization and favorable margin on imaging products drove this expansion. International gross margin improved approximately 230 bps to 33.1%, largely due to increased use of higher margin consumables under new subscription agreements.
Full year operating margin increased 380 bps to (0.4%). Expanded gross margin and a reduction in one-time operating costs drove this improvement. Adjusted EBITDA margin improved 40 bps for the same reasons as mentioned above excluding one-time transaction related costs and stock-based compensation.
Liquidity
We continue to demonstrate a strong liquidity position with cash of $223.6 million. On January 3, 2022, we closed the acquisition of VetZ, using approximately $31 million of our growth capital.

2022 Outlook
The table below introduces the Company’s fiscal year 2022 guidance (“2022 Outlook”) for revenue and adjusted EBITDA margin and other key financial metrics:

2022 Outlook
Consolidated Revenue	$287-$297 million
POC Lab Revenue	$170-$180 million
POC Imaging Revenue	$65-$75 million
Adjusted EBITDA Margin[1]	10%+
Dollars in millions. 2022 Outlook are forward looking statements. Foreign currency exchange rate assumptions for 2022 are (in U.S. dollars): Euro $1.13 and Canadian dollar $0.79.
1 Excludes estimates for taxes, interest, depreciation and amortization, purchase accounting, acquisition and other one-time costs, and stock-based compensation. Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.
•Reported revenue growth of 13%-17% and 15%-19% in constant currency.
•North America segment is approximately 60% of full year 2022 Outlook consolidated revenue, which includes an estimated POC Lab Consumable revenue growth rate of approximately 15%-20%.
•International segment is approximately 40% of full year 2022 Outlook consolidated revenue, which includes an estimated POC Lab Consumable revenue growth rate of approximately 5%.
•Gross margin expansion of 100 bps to 200 bps.
•Increased investment in operating expenses as we continue to invest in new products, technologies, processes, and talent.
Heska’s Commitment to Corporate Responsibility and Stewardship
Heska is committed to corporate responsibility and stewardship. Driven by oversight from Heska’s Board of Directors and executive leadership, we are dedicated to promoting and engaging environmental, social and governance (ESG) priorities throughout the organization in order to align activities and resources with sound practices and accountability. In so doing, we hold ourselves to high standards to empower and enrich our employees, foster a culture that values diversity and inclusion, enhance sustainability in our facilities and operations, and contribute to the communities in which we serve. Heska has developed the necessary framework, roadmap and objectives to promote our commitment and produce meaningful results in the years ahead including its Corporate Responsibility Task Force consisting of management across key functional areas. In the coming months, the Company will begin to disclose practices and data using the framework of industry-leading standards such as Sustainability Accounting Standard Board

(SASB) guidelines, United Nations Sustainable Development Goals (UN SDGs), and will consider the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD).
2022 Investor and Analyst Day
The Company plans to host an Analyst and Investor Day on May 18, 2022 to discuss the Company’s growth strategy, consolidated performance including its recent acquisitions and product launches, new product pipeline, and multi-year outlook. Details surrounding the event will be forthcoming.
Earnings Conference Call
Heska management will host a conference call on February 28, 2022 at 9:00 a.m. MT (11:00 a.m. ET) to discuss the Company’s fourth quarter and full year 2021 financial results. The call may be accessed by dialing 1-800-239-9838 within the United States and 1-323-794-2551 outside of the United States and by referencing conference identification number 3732352. The call will also be webcast online at https://ir.heska.com/events/. A telephonic replay of the conference call will be available through March 14, 2022. The replay may be accessed by dialing 1-844-512-2921 within the United States or 1-412-317-6671 outside of the United States and by referencing replay identification number 3732352. The webcast will be archived on the Company’s website for 90 days.
About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health. For more information, please visit www.heska.com.
Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals; the anticipated benefits of the scil, Lacuna, BiEsseA, Biotech, and VetZ acquisitions. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties related to the ability to achieve the anticipated benefits of recent acquisitions; supplier availability; competing suppliers; any product's ability to performed and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired businesses within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on our business, results of operations and financial condition; the success of third parties in marketing our products; our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our dependence on third parties to successfully develop new products; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; and our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present fourth quarter and full year 2021 and 2020 EBITDA (net income before income taxes, interest, depreciation and amortization), Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP earnings per share, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

Constant currency is a non-GAAP measure utilized by Heska management to measure performance, excluding the impact of translational movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar, we utilize a constant currency measure as an additional metric to evaluate performance without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange by translating our current period local currency results throughout the year at the average exchange rates during the respective prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue, net	$68,068	$64,322	$253,739	$197,323
Cost of revenue	40,260	37,748	147,945	116,033
Gross profit	27,808	26,574	105,794	81,290

Operating expenses:
Selling and marketing	11,143	10,754	45,284	38,468
Research and development	1,893	2,751	6,982	8,772
General and administrative	13,654	12,390	54,521	42,242
Total operating expenses	26,690	25,895	106,787	89,482
Operating income (loss)	1,118	679	(993)	(8,192)
Interest and other expense (income), net	1,373	(752)	2,448	5,601
(Loss) income before income taxes and equity in losses of unconsolidated affiliates	(255)	1,431	(3,441)	(13,793)
Income tax (benefit) expense:
Current income tax expense	277	1,355	891	1,780
Deferred income tax benefit	(421)	(2,809)	(4,464)	(1,541)
Total income tax (benefit) expense	(144)	(1,454)	(3,573)	239

Net (loss) income before equity in losses of unconsolidated affiliates	(111)	2,885	132	(14,032)
Equity in losses of unconsolidated affiliates	(443)	(420)	(1,280)	(720)
Net (loss) income after equity in losses of unconsolidated affiliates	(554)	2,465	(1,148)	(14,752)
Net loss attributable to redeemable non-controlling interest	—	—	—	(353)
Net (loss) income attributable to Heska Corporation	$(554)	$2,465	$(1,148)	$(14,399)

Basic (loss) earnings per share attributable to Heska Corporation	$(0.05)	$0.27	$(0.11)	$(1.66)
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.05)	$0.25	$(0.11)	$(1.66)

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	10,212	9,147	10,015	8,653
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	10,212	9,750	10,015	8,653

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2021	2020

ASSETS
Current Assets:
Cash and cash equivalents	$223,574	$86,334
Accounts receivable, net of allowance for losses of $874 and $769, respectively	27,995	31,080
Inventories	49,361	40,037
Net investment in leases, current, net of allowance for losses of $137 and $192, respectively	6,175	4,794
Prepaid expenses	5,244	3,875
Other current assets	7,206	5,155
Total current assets	319,555	171,275

Property and equipment, net	33,413	35,542
Operating lease right-of-use assets	5,198	5,457
Goodwill	118,826	88,276
Other intangible assets, net	56,705	55,992
Deferred tax asset, net	19,429	5,694
Net investment in leases, non-current	20,128	15,789
Investments in unconsolidated affiliates	5,424	6,704
Related party convertible note receivable, net	6,800	6,671
Promissory note receivable from investee, net	8,448	—
Other non-current assets	10,146	8,439
Total assets	$604,072	$399,839

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$15,374	$15,119
Accrued liabilities	19,424	18,055
Operating lease liabilities, current	2,227	2,087
Deferred revenue, current, and other	6,901	6,854
Total current liabilities	43,926	42,115

Convertible note, non-current, net	84,034	48,459
Notes payable	15,900	—
Deferred revenue, non-current	3,854	4,667
Other long-term borrowings	—	554
Operating lease liabilities, non-current	3,509	3,858
Deferred tax liability	12,667	11,856
Other liabilities	4,328	1,277
Total liabilities	168,218	112,786

Total stockholders' equity	435,854	287,053
Total liabilities and stockholders' equity	$604,072	$399,839

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended December 30,		Twelve Months Ended December 30,
	2021	2020	2021	2020
Net (loss) income(1)	$(111)	$2,885	$132	$(14,032)
Income tax (benefit) expense	(144)	(1,454)	(3,573)	239
Interest expense (income), net	979	(776)	2,404	5,767
Depreciation and amortization	3,471	3,344	13,555	11,385
EBITDA	$4,195	$3,999	$12,518	$3,359
Acquisition-related and other one-time costs(2)	117	2,458	238	9,837
Stock-based compensation	3,402	2,560	18,263	9,490
Equity in losses of unconsolidated affiliates	(443)	(420)	(1,280)	(720)
Net loss attributable to non-controlling interest	—	—	—	353
Adjusted EBITDA	$7,271	$8,597	$29,739	$22,319
Net margin(3)	(0.2)%	4.5%	0.1%	(7.1)%
Adjusted EBITDA margin(3)	10.7%	13.4%	11.7%	11.3%

(1) Net (loss) income used for reconciliation represents the "Net (loss) income before equity in losses of unconsolidated affiliates."

(2) To exclude the effect of one-time net charges of $0.1 million and $0.2 million for the three and twelve months ending December 31, 2021, and the one-time charges of $2.5 million and $9.8 million for the three months and year ended December 31, 2020. These costs were incurred primarily as a result of acquisition-related charges, partially offset by a reduction of contingent consideration of $1.0 million for the three months ended December 31, 2021 and acquisition-related charges, partially offset by a reduction of contingent consideration of $1.7 million as well as litigation settlement proceeds of $1.2 million for the twelve months ended December 31, 2021.

(3) Net margin and adjusted EBITDA margin are calculated as the ratio of net (loss) income and adjusted EBITDA, respectively, to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET (LOSS) INCOME PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP net (loss) income attributable to Heska per diluted share	$(0.05)	$0.25	$(0.11)	$(1.66)
Acquisition-related and other one-time costs(1)	0.01	0.25	0.02	1.04
Amortization of acquired intangibles(2)	0.16	0.17	0.60	0.55
Purchase accounting adjustments related to inventory and fixed asset step-up(3)	—	0.01	0.03	0.08
Amortization of debt discount and issuance costs	—	(0.15)	0.01	0.33
Stock-based compensation	0.32	0.26	1.75	1.00
Loss on equity investee transactions	0.04	0.04	0.12	0.08
Estimated income tax effect of above non-GAAP adjustments(4)	(0.13)	(0.11)	(0.81)	(0.68)
Non-GAAP net income per diluted share	$0.35	$0.72	$1.61	$0.74

Shares used in diluted per share calculations	10,663	9,750	10,407	9,451

(1) To exclude the effect of one-time net charges of $0.1 million and $0.2 million for the three and twelve months ending December 31, 2021, and $2.5 million and $9.8 million for the three and twelve months ending December 31, 2020. These costs were incurred primarily as a result of acquisition-related charges, partially offset by a reduction of contingent consideration of $1.0 million for the three months ended December 31, 2021 and acquisition-related charges, partially offset by a reduction of contingent consideration of $1.7 million as well as litigation settlement proceeds of $1.2 million for the twelve months ended December 31, 2021.

(2) To exclude the effect of amortization of acquired intangibles of $1.7 million and $6.3 million in the three and twelve months ended December 31, 2021, compared to $1.6 million and $5.2 million in the three and twelve months ended December 31, 2020. These costs were incurred as part of the purchase accounting adjustments for recent acquisitions.

(3) To exclude the effect of purchase accounting adjustments for inventory step up amortization of zero and $0.3 million for the three months and year ended December 31, 2021, compared to $0.1 million and $0.7 million in the three months and year ended December 31, 2020.

(4) Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition-related and other one-time costs (excluding benefits which are not deductible for tax of $0.3 million and $1.0 million for the three months and year ended December 31, 2021, respectively, compared to expense of $0.1 million and $4.0 million for the three months and year ended December 31, 2020, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the discrete tax impacts related to stock-based compensation of $0.1 million expense and $1.6 million benefit for the three months and year ended December 31, 2021, respectively, compared to $0.3 million expense and $0.2 million benefit for the three months and year ended December 31, 2020, respectively. Adjusted effective tax rates are approximately 25% for all periods presented.